NEWS RELEASE
Visteon Files Second Amended Plan of Reorganization and Disclosure Statement Supported by More Than Two-Thirds in Amount of its Unsecured Noteholders; Receives Commitment for $1.25 Billion Backstop of Rights Offering to Eligible Unsecured Noteholders; Continues Progress Toward Emergence
VAN BUREN TOWNSHIP, Mich., May 7, 2010 — Visteon Corporation (OTC: VSTNQ) today filed a second amended plan of reorganization and disclosure statement with the U.S. Bankruptcy Court for the District of Delaware.
The second amended plan of reorganization consists of two mutually exclusive sub-plans:
•	A rights offering sub-plan under which certain unsecured bondholders would have the opportunity to receive 95 percent of the equity in reorganized Visteon in exchange for $1.25 billion in cash raised through a backstopped equity rights offering. The remaining 5 percent in equity would be distributed among unsecured bondholders. Unsecured bondholders unable to participate in the rights offering pursuant to securities laws would also be provided with a cash recovery under the plan in lieu of receiving rights to participate in the rights offering. Secured lenders would be paid in full from proceeds from the capital raise and exit financing as outlined in the plan;

•	A claims conversion sub-plan, similar to the plan filed by Visteon on March 15, 2010, under which the term loan lenders would receive approximately 85 percent of the equity in reorganized Visteon and unsecured bondholders would receive approximately 15 percent of the equity.

•	Under both sub-plans the other general unsecured creditors would receive a cash payout.
Under the second amended plan, Visteon would retain its U.S. defined benefit pension plans. The second amended plan still leaves bondholders and other general unsecured creditors substantially impaired. As such, the second amended plan does not provide for any recovery to holders of Visteon’s equity.
The fundamental tenet of this dual plan concept is that if the bondholders deliver the $1.25 billion and exit financing, the company will move forward with the rights offering sub-plan. If the bondholders are unable to raise this cash, the company will ‘toggle’ to the claims conversion sub-plan under guidelines of the second amended plan and related agreements.
Holders of more than two-thirds of the aggregate face amount of the company’s bonds have executed plan support agreements in favor of the second amended plan. While the steering committee of term lenders has not yet indicated a willingness to support the second amended plan, the company would note that the term lenders would be paid in full, in cash, including accrued prepetition and postpetition interest, and would thereby be unimpaired under the rights offering sub-plan and would be receiving virtually identical treatment under the claims conversion sub-plan to that which they unanimously supported under the first amended plan filed on March 15.
The company intends to seek approval of its second amended disclosure statement as soon as possible. When the disclosure statement is approved, the company will begin soliciting acceptances of the amended plan of reorganization promptly thereafter and seek its confirmation by the court in late July or early August.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 25 countries and employs approximately 28,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient “exit” financing; maintaining normal terms with our vendors and service providers during and after the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009).
The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.
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Contacts:

Media:	Investors:
Jim Fisher	Michael Lewis
734-710-5557	734-710-5800
jfishe89@visteon.com	investor@visteon.com